                                                                    EXHIBIT 12.1


                             HOMESIDE LENDING, INC.
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the period March 16, 1996 (start of operations) to
May 31, 1996. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.

                                    For the period          For the period       For the period        For the period
                                    March 15, 1996        three months ended    three months ended     March 15, 1996 to
                                    to May 31, 1996         August 31, 1996      November 30, 1996     November 30, 1996
                                    ---------------       ------------------    ------------------     -----------------
Earnings before income taxes           $13,478                   $23,125             $27,738                $64,341
                                       -------                   -------             -------                -------

Interest expense                        12,582                    17,584              16,140                 46,416

Interest portion of rental expense         259                       411                 440                  1,110
                                       -------                   -------             -------                -------

Fixed charges                           12,851                    18,095              16,580                 47,528
                                       -------                   -------             -------                -------

Earnings before fixed charges           25,329                    41,220              44,318                111,867
                                       -------                   -------             -------                -------

Fixed Charges:

Interest expense                        12,592                    17,684              16,140                 46,416

Interest portion of rental expense         259                       411                 440                  1,110
                                       -------                   -------             -------                -------

Fixed charges                          $12,851                   $18,095             $16,580                $47,526
                                       =======                   =======             =======                =======

Ratio of earnings to fixed charges        2.06                      2.20                2.67                   2.35
                                       =======                   =======             =======                =======
